Exhibit 5.1

October 18, 2021

Trajector, Inc.

410 SW 140th Terrace

Newberry, Florida 32669

Re:	Trajector, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

Trajector, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), [•] shares of its Class A common stock, par value $0.01 per share (the “Shares”), including [•] shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the price at which the Shares to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Florida and the foregoing opinion is limited to the laws of the State of Florida and the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction, and we render no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of or with respect to any county, municipality or subdivision or other local authority of any jurisdiction.

This opinion is limited to the laws in effect as of the date hereof and we undertake no responsibility to update or supplement this opinion after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, CARLTON FIELDS, P.A.

By:	/s/ Richard A. Denmon
Richard A. Denmon